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                                                                       EXHIBIT 5

Law Offices

JOEL BERNSTEIN, ESQ., P.A.
11900 Biscayne Blvd., Suite 604              Telephone: 305.892.1122
Miami, Florida 33181                         Facsimile: 305.892.0822


March 30, 2001


Joe Nicastro
Unico, Inc.
24 Lakeside Avenue
Pompton Lakes, N.J. 07442

Gentlemen:

I have acted as special counsel to Unico, Inc., a Delaware corporation (the "Corporation"), in connection with the offering of 3,503,667 shares of Common Stock to be issued pursuant to employee stock option agreements and agreements with consultants and directors. The offering of the shares is to be made pursuant to Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement").

I have acted as special counsel to the Corporation in connection with the issuance of shares.

Please be advised that I am of the opinion that the Corporation's Common Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation. The Common Stock when issued in accordance with the terms of the stock options and agreements will be validly issued by the Corporation and fully paid and non-assessable.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

Yours very truly,


/s/ Joel Bernstein, Esq., P.A.
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JB:jm Joel Bernstein, Esq., P.A.